                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 9, 2001


                             MCN ENERGY GROUP INC.
             (Exact name of registrant as specified in its charter)


     MICHIGAN                       1-10070                38-2820658
     (State of Incorporation)       (Commission File       (I.R.S. Employer
                                    Number)                Identification No.)


     500 GRISWOLD STREET, DETROIT, MICHIGAN                    48226
     (Address of principal executive offices)                (Zip Code)


              Registrant's telephone number, including area code:
                                 (313) 256-5500
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ITEM 5. OTHER EVENTS
On February 9, 2001 MCN Energy Group Inc. issued the following press release:



                          MCN/DTE MERGER MOVES CLOSER
                            WITH MICHCON MPSC FILING

Detroit, Feb. 9, 2001 - The proposed merger of MCN Energy Group Inc. (NYSE:MCN) with DTE Energy Co. (NYSE:DTE) is moving a step closer with today's filing made with the Michigan Public Service Commission (MPSC). Michigan Consolidated Gas Company (MichCon), MCN's natural gas utility, filed for MPSC approval of a capacity sale to a unit of Exelon Corp. (NYSE:EXC). The sale is intended to resolve concerns raised by the staff of the Federal Trade Commission (FTC) related to its review of the proposed merger.

     The FTC staff had raised concerns regarding the loss of possible competition between MichCon and DTE Energy's Detroit Edison electric utility for a narrow class of electric displacement applications in their overlapping retail distribution area. To address these concerns, MichCon has agreed to transfer a property interest to Exelon, allowing for the utilization of natural gas transportation capacity on MichCon's system with the relevant distribution area.

     While the contract is designed specifically to encourage competition for onsite electric power generation and displacement loads, the initial 5 billion cubic feet (Bcf) per year of annual capacity may be used to serve any class of customer. Supplemental capacity of up to 15 Bcf may be purchased under the contract in 1 Bcf increments, at least half of which must be utilized to serve on-site power generation or electric-displacement applications such as gas-fired air conditioning and air compression equipment. Beyond this 20 Bcf of capacity, Exelon may exercise its right to purchase additional capacity to serve only certain identified electric generation markets.

     The contract is subject to MPSC approval and consummation of MCN's merger with DTE Energy. Exelon currently markets natural gas to customers in the Detroit area and has initiatives under way to participate as the distributed generation market develops in Michigan and elsewhere.

                                     -more-
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         "The capacity contract we filed with the MPSC is a refined version of our previously announced agreement," MCN Chairman and CEO Alfred R. Glancy III said. "We and Exelon worked closely with the FTC staff to amend the original proposal, and we believe this contract fully addresses the agency's concerns. While we can't predict with certainty the timing or outcome of the FTC's review, we are encouraged by the progress represented by the filing of this contract and believe our merger will be approved soon. We look forward to closing the transaction as originally announced and to moving forward with integration of the two companies."

MCN Energy Group Inc. is an integrated energy company with approximately $4 billion of assets and $2.5 billion of annual revenues. The company primarily is involved in natural gas production, gathering, processing, transmission, storage, distribution and marketing in the Midwest-to-Northeast corridor. Its largest subsidiary is Michigan Consolidated Gas Company, a natural gas utility serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide Web at www.mcnenergy.com.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiary is Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan. Upon completion of the pending merger with MCN Energy Group, DTE Energy will be the largest energy utility in the state. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.

This news release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. DTE and MCN caution that the statements in this news release are based on the best estimates available at this time.


                                      ###
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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        MCN ENERGY GROUP INC.


Date:  February 12, 2001                           By:  /s/ Richard G. Kennedy
                                                        ------------------------
                                                        Richard G. Kennedy
                                                        Vice President